                                                Exhibit 99.1
JELD-WEN Reports Third Quarter 2023 Results and Updates Full-Year Guidance
November 6, 2023
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE: JELD) (“JELD-WEN” or the “Company”) today announced results for the three and nine months ended September 30, 2023. The Company is raising its full-year guidance for continuing operations to reflect its solid third quarter results. Comparability is to the same period in the prior year and all periods presented reflect the Company's Australasia segment as a discontinued operation, as appropriate and unless otherwise noted.
Third Quarter Highlights
•Net revenues from continuing operations of $1,077.0 million decreased (5.5%) in the third quarter driven by a (7%) decline in Core Revenue. The Core Revenue decline was a (10%) lower volume/mix partially offset by a 3% increase in price realization.
•Net income from continuing operations was $16.9 million or $0.20 per share, compared to a net loss from continuing operations of ($45.1) million or ($0.53) per share during the same quarter a year ago. Operating income margin was 4.5% and (1.5%) for the quarters ended September 30, 2023 and September 24, 2022, respectively.
•Adjusted EPS from continuing operations was $0.53, compared to Adjusted EPS of $0.37 in the same quarter a year ago. Adjusted EPS includes net after-tax charges of $28.7 million or $0.33 per share, compared to net after-tax charges of $76.9 million or $0.90 per share during the same quarter a year ago.
•Adjusted EBITDA from continuing operations was $105.7 million, compared to $94.5 million during the same quarter a year ago. Adjusted EBITDA Margin from continuing operations increased by 150 basis points year-over-year to 9.8%.
•On July 2, 2023, the Company completed the sale of its Australasia segment (previously announced on April 17, 2023) for approximately $446 million in net proceeds and recognized an after tax gain on sale of $26.1 million. On August 3, 2023, the Company repaid $450 million of senior notes funded by the divestiture proceeds.
“In the third quarter, our team continued to take actions to strengthen the foundation of our business which generated year-over-year increased profitability and strong cash flows, despite challenging macroeconomic conditions,” said Chief Executive Officer William J. Christensen. “We are taking the next steps to continue improving and sustaining our performance to unlock significant value for JELD-WEN shareholders.”

Christensen continued, “In the fourth quarter of 2023, we anticipate that the current uncertain operating environment will continue but expect to mitigate the impact from weaker demand with benefits from our ongoing cost reductions. As our third quarter results were above our expectations, we are raising the midpoint of our 2023 Adjusted EBITDA guidance.”

Third Quarter 2023 Results
Net revenue for the three months ended September 30, 2023 decreased ($63.0) million, or (5.5%), to $1,077.0 million, compared to $1,140.0 million for the same period last year. The decrease in net revenue was driven by a (7%) Core Revenue decline composed of lower volume/mix (10%) partially offset by higher price realization of 3%.
Net income from continuing operations was $16.9 million in the third quarter, compared to a ($45.1) million net loss in the same period last year, an increase of $62.0 million. The increase was driven by a non-recurring goodwill impairment in the prior year period and higher operating income. Adjusted Net Income from continuing operations for the third quarter increased $13.8 million, to $45.6 million, compared to $31.8 million in the same period last year.
Earnings per share (“EPS”) for the third quarter was $0.20, compared to ($0.53) for the same quarter last year. Adjusted EPS from continuing operations for the third quarter was $0.53 compared to Adjusted EPS of $0.37 in the same quarter last year.
Adjusted EBITDA from continuing operations increased $11.2 million, to $105.7 million, compared to the same quarter last year. Adjusted EBITDA Margin from continuing operations increased 150 basis points to 9.8%, as positive price/cost and productivity improvements were partially offset by lower volume/mix.
On a segment basis for the third quarter of 2023, compared to the same period last year:
•North America - Net revenue decreased ($44.8) million, or (5.4%), to $790.3 million, driven by a (5%) decline in Core Revenue which was due to lower volume/mix (7%) partially offset by increased price realization of 2%. Net income from continuing operations decreased ($40.5) million to $40.5 million. Operating income margin was 8.8% for the quarter ended September 30, 2023 and 9.8% for the prior year's third quarter. Adjusted EBITDA from continuing
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

operations decreased ($5.3) million to $100.0 million, while Adjusted EBITDA Margin from continuing operations was unchanged at 12.6%.
•Europe - Net revenue decreased ($18.2) million, or (6.0%), to $286.7 million, due to an (11%) decline in Core Revenue. Core Revenue declined due to lower volume/mix (17%) partially offset by higher price realization of 6%. Net income from continuing operations increased $64.4 million to $10.7 million. Operating income margin was 6.0% for the quarter ended September 30, 2023 and (18.4%) for the prior year's third quarter. Adjusted EBITDA from continuing operations increased $6.4 million to $24.5 million, while Adjusted EBITDA Margin from continuing operations increased by 260 basis points to 8.5%.
Cash Flow(1)
Net cash flow provided by operations was $273.0 million during the first nine months of 2023, a $346.4 million improvement compared to net cash flow used in operations of ($73.4) million during the same period a year ago. The primary driver to the increased operating cash flow was a $374.7 million improvement in cash flow from working capital. Net working capital generated $55.0 million of cash flow in the first nine months of 2023 compared to a use of cash of ($319.7) million in the prior year period.
Capital expenditures in the first nine months of 2023 increased by $22.9 million to $80.4 million, up from $57.5 million in the first nine months of 2022.
Free Cash Flow provided in the first nine months of 2023 was $192.6 million, compared to Free Cash Flow used in the first nine months of 2022 of ($130.9) million. This $323.5 million improvement is primarily due to higher net cash flow from operations.
(1)Cash flow includes the Australasia segment through the divestiture date of July 2, 2023.
Updated Full Year 2023 Guidance
JELD-WEN is raising its guidance to reflect the solid third quarter performance.
The Company now expects 2023 net revenue of $4.25 to $4.35 billion which reflects a low double digit decline in volume/mix across its portfolio of products and geographies in North America and Europe. Core Revenues are forecasted to be down 4% to 6% as price realization partially offsets lower market demand.
Further, the Company now expects 2023 Adjusted EBITDA from continuing operations to be within the range of $365 to $375 million driven by solid price/cost results and ongoing cost reductions partially offset by lower year-over-year volumes and a reduction in other income.

	Revenue	Adjusted EBITDA from continuing operations	Core Revenue Decline
August 2023 Guidance	$4.2B to $4.4B	$350M to $370M	(4%) to (8%)
Updated Guidance	$4.25B to $4.35B	$365M to $375M	(4%) to (6%)
Although the Company believes the assumptions reflected in the range of guidance are reasonable, actual results could vary substantially given the uncertainty regarding the future performance of the global economy, ongoing global conflicts, new COVID-19 lockdowns or restrictions, disruptions in global supply chains, and changes in raw material prices and other costs as well as other risks and uncertainties, including those described below. In addition, the guidance ranges provided for 2023 do not include the impact of potential acquisitions or divestitures, except the divestiture of the Australasia business.
Conference Call Information
JELD-WEN management will host a conference call on November 7, 2023, at 8 a.m. ET, to discuss the Company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the Company's website at https://investors.jeld-wen.com, or by dialing 888-330-2446 from the United States or +1-240-789-2732 internationally and using ID 1285715. A slide presentation highlighting the Company’s results is available on the Investor Relations section of the Company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call. To learn more about JELD-WEN, please visit the Company’s website at https://investors.jeld-wen.com.
About JELD-WEN Holding, Inc.
JELD-WEN is a leading global designer, manufacturer and distributor of high-performance interior and exterior doors, windows, and related building products serving the new construction and repair and remodeling sectors. Headquartered in
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

Charlotte, N.C., the company operates facilities in 16 countries in North America and Europe and employs approximately 18,000 people. Since 1960, the JELD-WEN team has been committed to making quality products that create safe and sustainable environments for customers, associates and local communities. The JELD-WEN family of brands includes JELD-WEN® worldwide; LaCantina™ and VPI™ in North America; and Swedoor® and DANA® in Europe. For more information, visit www.jeld-wen.com.

Investor Relations Contact:
James Armstrong
Vice President, Investor Relations
704-378-5731
jarmstrong@jeldwen.com

Media Contact:
Colleen Penhall
Vice President, Corporate Communications
980-322-2681
cpenhall@jeldwen.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts are forward-looking statements, including statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our footprint rationalization and modernization initiatives, the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations, our pipeline of productivity projects, the estimated impact of tax reform on our results, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events, all of which involve risks and uncertainties that could cause actual results to differ materially. For a discussion of these risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Reports on Form 10-Q filed in 2023 and our other filings with the U.S. Securities and Exchange Commission.

The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures, including Adjusted EBITDA from continuing operations, Adjusted EBITDA Margin from continuing operations, Adjusted Net Income from continuing operations, Adjusted EPS from continuing operations, Free Cash Flow, and Net Debt Leverage. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The Company provides certain guidance solely on a non-GAAP basis because the Company cannot predict certain elements that are included in certain reported GAAP results. While management is not able to provide a reconciliation of items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of certain items such as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP results.

Other companies may compute these measures differently. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP.

We use Adjusted EBITDA from continuing operations, Adjusted EBITDA Margin from continuing operations, Adjusted Net Income from continuing operations, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are helpful in highlighting trends because they exclude certain items outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations to measure our financial performance in reporting our results to our Board of Directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA from continuing operations. Adjusted EBITDA from continuing operations should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA from continuing operations as income (loss) from continuing operations, net of tax, adjusted for the following items: income tax expense (benefit); depreciation and amortization; interest expense, net; and certain special items consisting of non-recurring legal and professional expenses and settlements; goodwill impairment; restructuring and asset related charges; other facility closure, consolidation, and other related costs and adjustments; M&A related costs; loss on extinguishment of debt; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; and other special items.

Adjusted Net Income from continuing operations represents net income from continuing operations adjusted for the after-tax impact of certain special items used to calculate Adjusted EBITDA from continuing operations as described above. Where applicable, the specifically identified items are tax effected at the applicable jurisdictional tax rate and tax expense is adjusted to remove the effect of discrete tax items.

Adjusted EPS from continuing operations represents net income from continuing operations per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted Net Income from continuing operations as described above.

Adjusted EBITDA Margin from continuing operations represents Adjusted EBITDA from continuing operations as a percentage of net revenues.

We present several financial metrics in “Core” terms, which exclude the impact of foreign exchange, acquisitions and divestitures completed in the last twelve months. We define Core Revenue as net revenue excluding the impact of foreign exchange, and acquisitions and divestitures completed in the last twelve months. The use of “Core” metrics assists management, investors, and analysts in understanding the organic performance of the operations.

We present Free Cash Flow because we believe this metric assists investors and analysts in determining the quality of our earnings. Free Cash Flow is defined as net cash (used in) provided by operating activities less capital expenditures (including purchases of intangible assets). Free Cash Flow should not be considered as an alternative to net cash (used in) provided by operating activities as a liquidity measure. We also present Net Debt Leverage because it is a key financial metric that is used by management to assess the balance sheet risk of the Company. We define Net Debt Leverage as Net Debt (total principal debt outstanding less unrestricted cash) divided by Adjusted EBITDA from continuing operations for the last twelve month period.

Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Three Months Ended
	September 30, 2023	September 24, 2022	% Variance
Net revenues	$1,077.0	$1,140.0	(5.5)%
Cost of sales	853.4	933.6	(8.6)%
Gross margin	223.6	206.4	8.3%
Selling, general and administrative	162.8	162.2	0.4%
Goodwill impairment	—	54.9	NM
Restructuring and asset related charges	12.7	6.6	93.8%
Operating income (loss)	48.1	(17.3)	(378.6)%
Interest expense, net	16.7	21.3	(21.3)%
Loss on extinguishment of debt	6.5	—	NM
Other income, net	(9.5)	(5.2)	82.5%
Income (loss) from continuing operations before taxes	34.3	(33.3)	(202.9)%
Income tax expense	17.4	11.7	48.5%
Income (loss) from continuing operations, net of tax	16.9	(45.1)	(137.5)%
Gain on sale of discontinued operations, net of tax	26.1	—	NM
Income from discontinued operations, net of tax	0.8	11.9	(93.3)%
Net income (loss)	$43.8	$(33.2)	(231.9)%
Diluted Net income (loss) per share from continuing operations	$0.20	$(0.53)
Diluted Net income per share from discontinued operations	0.31	0.14
Diluted Net income (loss) per share	$0.51	$(0.39)
Diluted Shares	86,349,840	84,519,095
Other financial data:
Operating income (loss) margin	4.5%	(1.5)%
Adjusted EBITDA from continuing operations (1)	$105.7	$94.5	11.9%
Adjusted EBITDA Margin from continuing operations (1)	9.8%	8.3%
(1)Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Nine Months Ended
	September 30, 2023	September 24, 2022	% Variance
Net revenues	$3,283.3	$3,364.8	(2.4)%
Cost of sales	2,642.3	2,780.1	(5.0)%
Gross margin	640.9	584.7	9.6%
Selling, general and administrative	478.1	482.2	(0.9)%
Goodwill impairment	—	54.9	NM
Restructuring and asset related charges, net	28.8	11.8	143.9%
Operating income	134.1	35.7	275.2%
Interest expense, net	59.1	59.8	(1.2)%
Loss on extinguishment of debt	6.5	—	NM
Other income, net	(11.0)	(31.3)	(65.0)%
Income from continuing operations before taxes	79.5	7.3	992.4%
Income tax expense	31.6	21.0	50.9%
Income (loss) from continuing operations, net of tax	47.9	(13.7)	(449.9)%
Gain on sale of discontinued operations, net of tax	26.1	—	NM
Income from discontinued operations, net of tax	23.2	25.8	(9.8)%
Net income	$97.2	$12.1	702.9%
Diluted Net income (loss) per share from continuing operations	$0.56	$(0.16)
Diluted Net income per share from discontinued operations	0.58	0.29
Diluted Net income per share	$1.13	$0.14
Diluted Shares	85,729,136	88,016,849
Other financial data:
Operating income margin	4.1%	1.1%
Adjusted EBITDA from continuing operations(1)	$293.9	$270.8	8.5%
Adjusted EBITDA Margin from continuing operations (1)	9.0%	8.0%
(1)Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	September 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$239.2	$164.5
Restricted cash	0.7	1.5
Accounts receivable, net	567.7	531.2
Inventories	518.4	594.5
Other current assets	69.8	73.5
Assets held for sale	134.2	125.7
Current assets of discontinued operations	—	204.7
Total current assets	1,530.0	1,695.6
Property and equipment, net	628.0	642.0
Deferred tax assets	185.2	182.2
Goodwill	378.9	382.0
Intangible assets, net	136.3	148.1
Operating lease assets, net	121.9	129.0
Other assets	28.1	25.8
Non-current assets of discontinued operations	—	296.8
Total assets	$3,008.3	$3,501.4
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$313.2	$287.0
Accrued payroll and benefits	119.1	107.0
Accrued expenses and other current liabilities	255.3	247.9
Current maturities of long-term debt	40.5	34.1
Liabilities held for sale	8.2	6.0
Current liabilities of discontinued operations	—	104.6
Total current liabilities	736.3	786.6
Long-term debt	1,193.3	1,712.8
Unfunded pension liability	35.1	31.1
Operating lease liability	97.9	105.1
Deferred credits and other liabilities	101.0	95.9
Deferred tax liabilities	7.6	7.9
Non-current liabilities of discontinued operations	—	38.4
Total liabilities	2,171.2	2,777.8
Shareholders’ equity
Preferred Stock, par value $0.01 per share, 90,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock: 900,000,000 shares authorized, par value $0.01 per share, 85,214,451 and 84,347,712 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively.	0.9	0.8
Additional paid-in capital	746.6	734.9
Retained earnings	227.7	130.5
Accumulated other comprehensive loss	(138.0)	(142.6)
Total shareholders’ equity	837.2	723.5
Total liabilities and shareholders’ equity	$3,008.3	$3,501.4

JELD-WEN Holding, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Nine Months Ended
	September 30, 2023	September 24, 2022
OPERATING ACTIVITIES
Net income	$97.2	$12.1
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	102.7	97.6
Deferred income taxes	8.8	9.6
Net (gain) loss on disposition of assets	(3.9)	0.4
Goodwill impairment	—	54.9
Adjustment to carrying value of assets	4.8	0.5
Amortization of deferred financing costs	2.1	2.3
Loss on extinguishment of debt	6.5	—
Gain on sale of discontinued operations, net of tax	(26.1)	—
Stock-based compensation	13.2	10.9
Amortization of U.S. pension expense	0.4	1.1
Recovery of cost from interest received on impaired notes	(3.0)	(14.0)
Other items, net	(10.7)	41.9
Net change in operating assets and liabilities:
Accounts receivable	(50.2)	(166.6)
Inventories	74.8	(147.0)
Other assets	22.1	(31.1)
Accounts payable and accrued expenses	45.5	67.1
Change in short-term and long-term tax liabilities	(11.2)	(13.2)
Net cash provided by (used in) operating activities	273.0	(73.4)
INVESTING ACTIVITIES
Purchases of property and equipment	(69.6)	(53.1)
Proceeds from sale of property and equipment	6.3	1.2
Purchase of intangible assets	(10.7)	(4.4)
Proceeds (payments) related to the sale of our Australasia segment	367.5	—
Recovery of cost from interest received on impaired notes	3.0	14.0
Cash received for notes receivable	0.1	0.1
Cash received from insurance proceeds	3.2	—
Change in securities for deferred compensation plan	(0.9)	(0.5)
Net cash provided by (used in) investing activities	298.8	(42.7)
FINANCING ACTIVITIES
Change in long-term debt and payments of debt extinguishment costs	(549.3)	84.8
Common stock issued for exercise of options	0.2	2.0
Common stock repurchased	—	(132.0)
Payments to tax authorities for employee share-based compensation	(1.6)	(2.7)
Net cash used in financing activities	(550.8)	(47.9)
Effect of foreign currency exchange rates on cash	(2.0)	(31.7)
Net increase (decrease) in cash and cash equivalents	19.0	(195.7)
Cash, cash equivalents and restricted cash, beginning	220.9	396.9
Cash, cash equivalents and restricted cash, ending	$239.9	$201.1
Balances included in the Consolidated Balance Sheets:
Cash, cash equivalents, and restricted cash	$239.9	$156.4
Cash and cash equivalents included in current assets of discontinued operations	—	44.8
Cash and cash equivalents at end of period	$239.9	$201.1
Cash flow information is inclusive of cash flows from the Australasia segment through the divestiture date of July 2, 2023.

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 24, 2022	September 30, 2023	September 24, 2022
Income (loss) from continuing operations, net of tax	$16.9	$(45.1)	$47.9	$(13.7)
Income tax expense	17.4	11.7	31.6	21.0
Depreciation and amortization(1)	31.0	27.9	97.5	83.3
Interest expense, net	16.7	21.3	59.1	59.8
Special items:
Legal and professional expenses and settlements(2)	7.4	2.5	13.6	5.0
Goodwill impairment(3)	—	54.9	—	54.9
Restructuring and asset related charges(4)	12.7	6.6	28.8	11.8
Other facility closure, consolidation, and related costs and adjustments(5)	0.1	9.1	2.7	14.3
M&A related costs(6)	1.2	3.0	5.2	8.7
Net (gain) loss on sale of property and equipment(7)	(4.0)	0.1	(4.0)	0.3
Loss on extinguishment of debt(8)	6.5	—	6.5	—
Share-based compensation expense (income)(9)	3.4	(0.8)	12.3	9.8
Non-cash foreign exchange transaction/translation loss (income)(10)	0.3	2.8	(0.9)	9.7
Other special items (11)	(3.7)	0.6	(6.3)	6.0
Adjusted EBITDA from continuing operations	$105.7	$94.5	$293.9	$270.8
(1)Depreciation and amortization expense in the three and nine months ended September 30, 2023 includes accelerated amortization of $3.5 million for an ERP system that we intend to not utilize upon completion of the Australasia segment Transition Services Agreement period. In addition, the nine months ended September 30, 2023 includes accelerated depreciation of $9.1 million in North America from reviews of equipment capacity optimization.
(2)Legal and professional expenses and settlements include strategic transformation expenses of $7.1 million and $12.0 million in the three and nine months ended September 30, 2023, respectively, and $1.4 million in the three and nine months ended September 24, 2022. The residual amounts primarily relate to litigation.
(3)Goodwill impairment consists of goodwill impairment charges associated with our Europe reporting unit.
(4)Represents severance, accelerated depreciation, equipment relocation and other expenses directly incurred as a result of restructuring events. The restructuring charges primarily relate to charges incurred to close certain manufacturing facilities in our North America segment.
(5)Other facility closure, consolidation, and other related costs and adjustments primarily related to winding down certain facilities scheduled to close in 2023 as well as certain facilities closed in 2022 that do not meet the U.S. GAAP definition of restructuring.
(6)M&A related costs consists primarily of legal and professional expenses related to the planned disposition of Towanda.
(7)Gain on sale of property and equipment in the three and nine months ended September 30, 2023 primarily relates to the sale of a building in Melton, UK.
(8)Loss on extinguishment of debt of $6.5 million is related to the redemption of $250.0 million of our 6.25% Senior Secured Notes and $200.0 million of our 4.63% Senior Notes.
(9)Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(10)Non-cash foreign exchange transaction/translation loss (income) primarily consists of losses (gains) associated with fair value adjustments of foreign currency derivatives and revaluation of intercompany balances.

(11)Other special items not core to ongoing business activity include: (i) in the three months ended September 30, 2023 ($3.1) million in income from short-term investments and forward contracts related to the divestiture of our Australasia segment; (ii) in the three months ended September 24, 2022, $3.2 million relating primarily to exit costs for executives and ($2.9) million in adjustments related to fire damage and downtime at one of our facilities in North America; (iii) in the nine months ended September 30, 2023, ($3.1) million in income from short-term investments and forward contracts related to the divestiture of our Australasia segment and ($2.8) million in adjustments to compensation and non-income taxes associated with exercises of legacy equity awards; and (iv) in the nine months ended September 24, 2022, $3.2 million relating primarily to exit costs for executives and $1.9 million in compensation and non-income taxes associated with exercises of legacy equity awards.
To conform with current period presentation, certain amounts in prior period information have been reclassified.

	Three Months Ended		Nine Months Ended
(amounts in millions, except share and per share data)	September 30, 2023	September 24, 2022	September 30, 2023	September 24, 2022
Income (loss) from continuing operations, net of tax	$16.9	$(45.1)	$47.9	$(13.7)
Special items:(1)
Legal and professional expenses and settlements	7.4	2.5	13.6	5.0
Goodwill impairment	—	54.9	—	54.9
Restructuring and asset related charges	12.7	6.6	28.8	11.8
Other facility closure, consolidation, and other related costs and adjustments	0.1	9.1	2.7	14.3
M&A related costs	1.2	3.0	5.2	8.7
Net (gain) loss on sale of property and equipment	(4.0)	0.1	(4.0)	0.3
Loss on extinguishment of debt	6.5	—	6.5	—
Share-based compensation expense (income)	3.4	(0.8)	12.3	9.8
Non-cash foreign exchange transactions/translation loss (income)	0.3	2.8	(0.9)	9.7
Accelerated amortization of an ERP system(2)	3.5	—	3.5	—
Other special items	(3.7)	0.6	(6.3)	6.0
Tax impact of special items(3)	(5.0)	(3.7)	(13.8)	(15.2)
Tax special items	6.4	1.9	9.6	(4.5)
Adjusted Net Income from continuing operations	$45.6	$31.8	$105.0	$87.0

Diluted income per share from continuing operations	$0.20	$(0.53)	$0.56	$(0.16)
Special items:(1)
Legal and professional expenses and settlements	0.09	0.03	0.16	0.06
Goodwill impairment	—	0.65	—	0.62
Restructuring and asset related charges	0.15	0.08	0.34	0.13
Other facility closure, consolidation, and other related costs and adjustments	—	0.11	0.03	0.16
M&A related costs	0.01	0.03	0.06	0.10
Net gain on sale of property of equipment	(0.05)	—	(0.05)	—
Loss on extinguishment of debt	0.08	—	0.08	—
Share-based compensation expense (income)	0.04	(0.01)	0.14	0.11
Non-cash foreign exchange transactions/translation loss (income)	—	0.03	(0.01)	0.11
Accelerated amortization of an ERP system(2)	0.04	—	0.04	—
Other special items	(0.04)	0.01	(0.07)	0.07
Tax impact of special items (3)	(0.06)	(0.04)	(0.16)	(0.17)
Tax special items	0.07	0.02	0.11	(0.05)
Adjusted Net Income per share from continuing operations	$0.53	$0.37	$1.22	$0.99

Weighted average diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three and nine months ended September 30, 2023 and September 24, 2022, respectively.	86,349,840	85,040,645	85,729,136	88,016,849

Adjusted net income from continuing operations per share may not sum due to rounding.
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for the definitions of the Special items listed above.
(2)Accelerated amortization of an ERP system that we intend to not utilize upon completion of the Australasia Transition Services Agreement period.
(3)Except as otherwise noted, adjustments to net income and net income per share are tax-effected at the jurisdictional statutory tax rate.
To conform with current period presentation, certain amounts in prior period information have been reclassified.

	Three Months Ended September 30, 2023
(amounts in millions)	North America	Europe	Total Operating Segments	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$40.5	$10.7	$51.1	$(34.2)	$16.9
Income tax expense (benefit)	27.4	6.0	33.4	(16.0)	17.4
Depreciation and amortization	17.1	7.5	24.6	6.3	31.0
Interest expense, net	0.6	0.1	0.8	16.0	16.7
Special items:(1)
Legal and professional expenses and settlements	0.8	1.3	2.1	5.3	7.4
Restructuring and asset related charges	11.9	0.8	12.7	—	12.7
Other facility closure, consolidation, and related costs and adjustments	—	0.1	0.1	—	0.1
M&A related costs	0.1	—	0.1	1.1	1.2
Net loss (gain) on sale of property and equipment	0.7	(4.8)	(4.0)	—	(4.0)
Loss on extinguishment of debt	—	—	—	6.5	6.5
Share-based compensation expense	0.9	0.5	1.4	2.0	3.4
Non-cash foreign exchange transaction/translation loss (income)	0.1	2.3	2.5	(2.2)	0.3
Other special items	(0.2)	—	(0.2)	(3.5)	(3.7)
Adjusted EBITDA from continuing operations	$100.0	$24.5	$124.4	$(18.7)	$105.7
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for the definitions of the Special items listed above.

	Three Months Ended September 24, 2022
(amounts in millions)	North America	Europe	Total Operating Segments	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$81.0	$(53.7)	$27.3	$(72.4)	$(45.1)
Income tax expense (benefit)(1)	1.6	(5.9)	(4.2)	15.9	11.7
Depreciation and amortization	17.6	7.2	24.8	3.2	27.9
Interest expense, net	1.2	1.7	2.8	18.5	21.3
Special items:(2)
Legal and professional expenses and settlements	—	0.6	0.6	1.9	2.5
Goodwill impairment	—	54.9	54.9	—	54.9
Restructuring and asset related charges	0.8	3.4	4.2	2.3	6.6
Other facility closure, consolidation, and related costs and adjustments	2.4	6.7	9.1	—	9.1
M&A related costs	0.1	—	0.1	2.8	3.0
Net loss on sale of property and equipment	0.1	—	0.1	—	0.1
Share-based compensation expense (income)	1.0	0.6	1.7	(2.4)	(0.8)
Non-cash foreign exchange transaction/translation (income) loss	(0.1)	6.3	6.2	(3.4)	2.8
Other special items	(0.5)	(3.7)	(4.1)	4.7	0.6
Adjusted EBITDA from continuing operations	$105.3	$18.1	$123.4	$(28.9)	$94.5
(1)Income tax expense in Corporate and unallocated costs includes the tax impact of US Operations.

(2)Refer to the calculation of Adjusted EBITDA from continuing operations for the definitions of the Special items listed above.
To conform with current period presentation, certain amounts in prior period information have been reclassified.

	Nine Months Ended September 30, 2023
(amounts in millions)	North America	Europe	Total Operating Segments	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$127.0	$28.6	$155.6	$(107.7)	$47.9
Income tax expense (benefit)	63.1	10.5	73.5	(41.9)	31.6
Depreciation and amortization	62.6	22.4	85.0	12.5	97.5
Interest expense, net	4.2	0.7	4.9	54.2	59.1
Special items:(1)
Legal and professional expenses and settlements	0.8	3.7	4.5	9.1	13.6
Restructuring and asset-related charges	25.4	2.6	28.0	0.8	28.8
Other facility closure, consolidation, and other related costs and adjustments	—	2.7	2.7	—	2.7
M&A related costs	0.7	—	0.7	4.5	5.2
Net loss (gain) on sale of property and equipment	1.1	(5.1)	(4.0)	—	(4.0)
Loss on extinguishment of debt	—	—	—	6.5	6.5
Share-based compensation expense	3.4	1.4	4.8	7.5	12.3
Non-cash foreign exchange transaction/translation (income) loss	(0.2)	1.2	1.0	(1.9)	(0.9)
Other special items	—	(2.8)	(2.9)	(3.5)	(6.3)
Adjusted EBITDA from continuing operations	$288.0	$66.0	$353.9	$(60.0)	$293.9
(1)    Refer to the calculation of Adjusted EBITDA from continuing operations for the definitions of the Special items listed above.

	Nine Months Ended September 24, 2022
(amounts in millions)	North America	Europe	Total Operating Segments	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$188.9	$(51.2)	$137.7	$(151.4)	$(13.7)
Income tax expense (benefit)(1)	4.6	(1.3)	3.3	17.7	21.0
Depreciation and amortization	51.1	22.7	73.8	9.4	83.3
Interest expense, net	3.1	5.5	8.6	51.2	59.8
Special items:(2)
Legal and professional expenses and settlements	—	0.6	0.6	4.4	5.0
Goodwill impairment	—	54.9	54.9	—	54.9
Restructuring and asset-related charges	5.6	3.9	9.5	2.3	11.8
Other facility closure, consolidation, and other related costs and adjustments	2.4	11.9	14.3	—	14.3
M&A related costs	0.4	—	0.4	8.3	8.7
Net loss on sale of property and equipment	0.2	0.1	0.3	—	0.3
Share-based compensation expense	3.1	1.9	5.0	4.7	9.8
Non-cash foreign exchange transaction/translation loss	0.3	2.1	2.4	7.3	9.7
Other special items	6.1	1.8	7.8	(1.8)	6.0
Adjusted EBITDA from continuing operations	$265.8	$52.8	$318.7	$(47.9)	$270.8
(1)    Income tax expense in Corporate and unallocated costs includes the tax impact of US Operations.
(2)    Refer to the calculation of Adjusted EBITDA from continuing operations for the definitions of the Special items listed above.

	Nine Months Ended
	September 30, 2023	September 24, 2022
Net cash provided by (used in) operating activities (1)	$273.0	$(73.4)
Less capital expenditures (1)	80.4	57.5
Free Cash Flow (1)(2)	$192.6	$(130.9)
(1)Cash flow information is inclusive of cash flows from the Australasia segment through the divestiture date of July 2, 2023.
(2)Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Free Cash Flow, see above under the heading “Non-GAAP Financial Information.”

	September 30, 2023	December 31, 2022
Total debt	$1,233.8	$1,746.9
Less cash and cash equivalents	239.2	164.5
Net Debt (1)	$994.6	$1,582.4
Divided by trailing twelve months Adjusted EBITDA from continuing operations (2)	372.0	348.8
Net Debt Leverage (1)	2.7x	4.5x
(1)Net Debt and Net Debt Leverage are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Net Debt Leverage, see above under the heading “Non-GAAP Financial Information.”
(2)Trailing twelve months Adjusted EBITDA from continuing operations for both periods. Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”

Segment Results (Unaudited)
(In millions)

	Three Months Ended
	September 30, 2023	September 24, 2022
Net revenues from external customers			% Variance
North America	$790.3	$835.1	(5.4)%
Europe	286.7	304.9	(6.0)%
Total Consolidated	$1,077.0	$1,140.0	(5.5)%
Adjusted EBITDA from continuing operations (1)
North America	$100.0	$105.3	(5.1)%
Europe	24.5	18.1	35.2%
Corporate and unallocated costs	(18.7)	(28.9)	(35.3)%
Total Consolidated	$105.7	$94.5	11.9%
(1)Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”

	Nine Months Ended
	September 30, 2023	September 24, 2022
Net revenues from external customers			% Variance
North America	$2,375.4	$2,396.6	(0.9)%
Europe	907.8	968.2	(6.2)%
Total Consolidated	$3,283.3	$3,364.8	(2.4)%
Adjusted EBITDA from continuing operations (1)
North America	$288.0	$265.8	8.3%
Europe	66.0	52.8	24.8%
Corporate and unallocated costs	(60.0)	(47.9)	25.4%
Total Consolidated	$293.9	$270.8	8.5%
(1)Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”